Exhibit 99.1

ASGN Acquires DHA Group
Acquisition Strengthens ECS’ Next-Generation IT Solutions

ASGN Provides Fourth Quarter 2018 Preliminary Financial Results

CALABASAS, Calif., January 28, 2019 -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT and professional services in the technology, creative/digital, engineering and life sciences fields across commercial and government sectors, has completed the acquisition of DHA Group, Inc. (DHA) for $46 million in cash sourced from ASGN’s internally generated cash flows. DHA is a provider of mobility, cybersecurity, cloud and IT services to the Federal Bureau of Investigation (FBI) and other federal customers. DHA will become part of ASGN’s ECS Segment.

Founded in 1994, DHA has over 200 highly-cleared, technically-specialized employees committed to a range of national security missions. DHA’s services are delivered primarily through prime, full and open contracts. Its performance reputation in delivering technical support will strengthen ECS’ rapidly growing presence across cybersecurity and other operational domains in the national security and intelligence community. For 2018, DHA generated approximately $50 million in revenues and is expected to grow approximately 20 percent year-over-year in 2019 and generate an EBITDA margin of 8.0 to 9.0 percent.

Commenting on the acquisition, Peter Dameris, Chief Executive Officer said, "The DHA Group is an attractive acquisition for ECS and will help to further deepen ECS’ long-term relationship with strategic customers in homeland, law enforcement, defense and intelligence agencies. As we have previously announced, we intend to grow ECS to over $1 billion in revenues on or before 2021 through strong internal growth and targeted acquisitions, which meet specific profile requirements, complement our current service offerings and enhance our value proposition to our clients.”

“ECS is committed to the FBI’s success and is excited to continue providing superior solutions and broader expertise to DHA’s existing customers and teaming partner companies,” said George Wilson, president of ECS. “We are also eager to offer expanded career opportunities to DHA’s talented employees as part of ECS’ performance culture.”

Dameris continued, “In addition to today’s announcement, we are also providing preliminary results for the fourth quarter of 2018. We expect revenues for the quarter to be approximately $929.7 million, which is up 11.8 percent, on a pro forma basis, over the same quarter in 2017 and is the highest growth rate of any quarter during 2018.”

Fourth Quarter 2018 Preliminary Financial Results

ASGN today also announced preliminary results for revenues and Adjusted EBITDA (a non-GAAP measure) for the fourth quarter of 2018. Revenues for the fourth quarter of 2018 are expected to be approximately $929.7 million, or $14.7 million above the high end of its previously-announced estimates. Revenues for the quarter included approximately $7.1 million in “pass through” product sales under one of ECS’ government contracts, which had not been expected to occur until 2019. Adjusted EBITDA for the quarter is expected to be approximately $109.0 million, which is within the previously-announced estimates of $107.0 to $112.0 million. Reconciliation of estimated net income to Adjusted EBITDA was included in the press release dated October 24, 2018.

These estimates are subject to change based on the completion of the company's normal year-end review processes and completion of the 2018 audit. As previously announced, ASGN expects to release its financial results on February 13, 2019, followed by its regular quarterly conference call. At that time, ASGN will review its financial results for the fourth quarter and full year 2018, discuss more fully the DHA acquisition and provide financial estimates for the first quarter of 2019.

About ECS
ECS Federal, LLC, a segment of ASGN, delivers advanced solutions and services in cloud, cybersecurity, artificial intelligence (AI), machine learning (ML), application and IT modernization, science, and engineering. The company solves critical, complex challenges for customers across the U.S. public sector, defense, intelligence and commercial industries. ECS maintains partnerships with leading cloud, cybersecurity, and AI/ML providers and holds specialized certifications in their technologies. Headquartered in Fairfax, Virginia, ECS has more than 2,400 employees throughout the U.S. and has been recognized as a Top Workplace by The Washington Post for the last five years. For more information, visit www.ECStech.com.
About ASGN
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, healthcare technology, engineering, life sciences, and government sectors. ASGN and its divisions are viewed as best in class across multiple industries and have built an outstanding reputation for excellence over the past 33 years. ASGN is based in Calabasas, California, with multiple offices throughout the United States, Canada, and Europe. To learn more, visit www.asgn.com.
Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.
All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, EBITDA and Adjusted EBITDA set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 as filed with the SEC on May 10, 2018, August 9, 2018 and November 9, 2018, respectively. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.
Media Contact
Dave West
Vice President, ECS Corporate Development
Email: david.west@ECStech.com
Office: 703-652-6921

Financial Contact:
Ed Pierce
Chief Financial Officer
(818) 878-7900